SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)

FILED BY THE REGISTRANT [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[ ] PRELIMINARY PROXY STATEMENT

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(E)(2))

[ ] DEFINITIVE PROXY STATEMENT

[ ] DEFINITIVE ADDITIONAL MATERIALS

[X] SOLICITING MATERIAL UNDER RULE 14A-12

                        CATHOLIC VALUES INVESTMENT TRUST
                 (CATHOLIC VALUES INVESTMENT TRUST EQUITY FUND)
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              FILED BY REGISTRANT
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                           IF OTHER THAN REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ]  FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                 [CATHOLIC VALUES INVESTMENT TRUST LETTERHEAD]

                                                                  March 20, 2003

Dear Catholic Values Investment Trust Equity Fund Shareholder:

     I am writing to you about a matter of primary importance to all of our Catholic Values Investment Trust ("CVIT") Equity Fund shareholders. We have appreciated the confidence you have placed in us and your support of the CVIT Equity Fund. However, we believe that your interests would be better served if the CVIT Equity Fund were to combine with and become a part of the Catholic Equity Fund, a series of The Catholic Funds, Inc., in a transaction structured as a tax-free reorganization.

     Although there are differences between investment objectives and principal strategies of the Catholic Equity Fund and those of the CVIT Fund, both Funds generally seek capital appreciation and dividend income by investing primarily in stocks of well-established companies in a manner consistent with core Catholic values. The Catholic Equity Fund specifically seeks a total return from dividends and capital gains which is equal to the S&P 500, less the Fund's operating expenses, by investing in a portfolio of common stocks that approximately parallels the composition of the Index. However, the Catholic Equity Fund does not invest in companies that directly participate in abortion and engages in advocacy activities to influence the practices of companies so that they better reflect and promote the dignity and primacy of the human per-son. The annual operating expenses of the Catholic Equity Fund are lower than the expenses of the CVIT Fund (after fee waivers and expense reimbursements), and the proposed transaction would result in a combined Fund of $21 million in assets, allowing it to take better advantage of economies of scale. The Catholic Equity Fund also offers classes of shares that are similar to those of the CVIT Fund. The Catholic Equity Fund is managed and distributed by Catholic Financial Services Corporation, which is owned by a Catholic fraternal alliance headed by Catholic Knights. We believe the Catholic Equity Fund offers an ap-pealing alternative for CVIT Fund shareholders.

     Shortly you will receive a Proxy Statement/Prospectus which will describe and seek your approval of an Agreement and Plan of Reorganization (the "Agreement") involving the CVIT Equity Fund and the Catholic Equity Fund, and explain the similarities and differences between the two Funds. As a result of the transactions proposed in the Agreement (the "Reorganization"), substantially all of the assets and stated liabilities of the CVIT Equity Fund would be transferred to the Catholic Equity Fund, and you would receive shares of the Catholic Equity Fund in exchange for your CVIT Equity Fund shares. Immediately following the transfer, the dollar value of your account would be the same as it was immediately before the transfer and you would receive Class C or Class I shares that correspond with your holdings of Individual Shares or Institutional Service Shares of the CVIT Fund. You will not recognize any gain or loss for federal income tax purposes on the exchange. The Board of Trustees of CVIT has unanimously approved the transaction and unanimously recommends that you vote "FOR" the Agreement when you receive the proxy. The Trustees believe that the Agreement and the Reorganization are in your best interests as a shareholder of the CVIT Equity Fund. Your vote is essential to approve the proposal. It is anticipated that the Reorganization will occur on May 21, 2003.

     Please read the Proxy Statement/Prospectus carefully when you receive it because it contains important information. When you receive the Proxy Statement/Prospectus, please cast your vote by completing and returning the proxy card or voting by telephone as instructed on the proxy card. To help avoid additional expense, be sure to vote promptly. If you have any questions, please call us at 1-888-974-4486.

     Thank you for your consideration and continued support.

                                   Sincerely,

                                   Peter M. Donovan
                                   President

        HOW TO OBTAIN THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS
        ----------------------------------------------------------------

     The Fund and the Catholic Equity Fund will provide the Proxy Statement/Prospectus to you free of charge. You may also obtain the Proxy Statement/Prospectus, and any other relevant documents, for free at the website of the Securities and Exchange Commission (www.sec.gov). You may also obtain the following documents of the Catholic Equity Fund free of charge by writing to The Catholic Funds, 1100 West Wells Street, Milwaukee, Wisconsin 53233 or by calling 1-877-222-2402: a Statement of Additional Information relating to the Proxy Statement/Prospectus, a Prospectus and a Statement of Additional Infor-mation each dated January 31, 2003, and an Annual Report to Shareholders for the year ended September 30, 2003. You may also obtain the following documents of the Fund free of charge by writing to the Fund, c/o Wright Investors' Service Distributors, Inc., 440 Wheelers Farm Road, Milford, Connecticut 06460 or by calling 1-888-974-4486: a Prospectus and a Statement of Additional Information each dated May 1, 2002, and an Annual Report to Shareholders of the Fund for the year ended December 31, 2002.

     CVIT and The Catholic Funds, Inc., and their respective trustees, directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed Reorganization. Information regarding CVIT's trustees and executive officers is contained in the Fund's Prospectus and Statement of Additional Information, each dated May 1, 2002, which are filed with the SEC. As of March 13, 2003, CVIT's trustees and executive officers beneficially owned less than 1% of all outstanding shares of the Fund. Infor-mation regarding The Catholic Funds, Inc.' s directors and executive officers is contained in the Catholic Equity Fund's Prospectus and Statement of Additional Information, each dated January 31, 2003, which are filed with the SEC. As of March 13, 2003, The Catholic Funds, Inc.' s directors and executive officers beneficially owned less than 1% of all outstanding shares of the Catholic Equity Fund. A more complete description will be available in the Proxy Statement/ Prospectus. THIS LETTER DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES FOR SALE.